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                                    THE ARBOR FUND

                                AMENDED AND RESTATED
                                     SCHEDULE A
                               DATED FEBRUARY 22, 1999
                                 TO DISTRIBUTION PLAN



       Subject to any limitations imposed by Rule 2830(d) of the NASD's Conduct Rules, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Portfolios.


Portfolio                               Class of Shares       Fees
---------                               ---------------       ----
Growth Portfolio                               A              .25%
Value Portfolio                                A              .25%
Intermediate-Term Income Portfolio             A              .25%
Michigan Tax Free Bond Portfolio               A              .25%
Prime Obligation Money Market Portfolio        A              .25%
Tax-Managed Equity Portfolio                   A              .25%